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                                 EXHIBIT 11.1

                                  SCOOP, INC.
                      COMPUTATION OF NET LOSS PER SHARE

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                                                                 THREE MONTHS
                                                                ENDED MARCH 31,
                                                                ---------------
                                                              1997          1998
                                                              ----          ----
Weighted average shares outstanding. . . . . . . . . . .   2,826,000     5,501,000
Conversion of redeemable common stock. . . . . . . . . .     927,000             0
                                                          ----------   -----------
Weighted average shares used in calculation
  of net loss share. . . . . . . . . . . . . . . . . . .   3,753,000     5,501,000
                                                          ----------   -----------
                                                          ----------   -----------

Net loss . . . . . . . . . . . . . . . . . . . . . . . .  $ (567,700)  $(1,132,800)
                                                          ----------   -----------
                                                          ----------   -----------
Basic and diluted loss per share . . . . . . . . . . . .  $    (0.15)  $     (0.21)
                                                          ----------   -----------
                                                          ----------   -----------


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